Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A POS of our report dated April 16, 2021, relating to the financial statements of Fundrise Growth eREIT VII, LLC as of December 31, 2020 and for the period from January 28, 2020 (Inception) through December 31, 2020, appearing in the Preliminary Offering Circular which is part of this Regulation A Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

McLean, Virginia

December 5, 2022